Exhibit 2.1

PLAN OF REORGANIZATION (the “Agreement”) dated as of January 23, 2012, between Footstar, Inc., a Delaware corporation (“Footstar”) and Xstelos Holdings, Inc., a Delaware corporation (“Xstelos”).

RECITALS

WHEREAS, the respective Boards of Directors of Footstar and Xstelos have adopted this Agreement and the transactions contemplated hereby, including (i) the reorganization of Footstar by a contribution of all of its assets to, and assumption of all of its liabilities by, Xstelos in consideration for all of the issued and outstanding shares of Xstelos common stock, par value $0.01 per share (the “Xstelos Common Stock”), and (ii) promptly following the declaration of effectiveness of the Registration Statement (as defined below), Footstar will distribute (the “Distribution”) all issued and outstanding shares of Common Stock to stockholders of Footstar common stock (the “Footstar Common Stock”) as of the Distribution record date (the “Record Date”) on pro rata one-for-one basis;

WHEREAS, it is the intention of the parties hereto that the transactions contemplated by this Agreement shall constitute a tax-free transaction under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.           Contribution of Assets and Issuance of Shares:

(a)             On the terms and subject to the conditions of this Agreement, at the closing for the consummation of the transactions contemplated by this Agreement (the “Closing”), Footstar shall convey, transfer, assign, deliver and grant to Xstelos, its legal representatives, successors, and assigns, forever, all right, title and interest in and to all of its assets and property of every kind and description (the “Contributed Assets”).

(b)             Footstar hereby appoints Xstelos, its successors and assigns, the true and lawful attorney of Footstar, with full power of substitution, in the name of Footstar, or otherwise, and on behalf and for the benefit of Xstelos, its successors and assigns, to execute and deliver on behalf of Footstar and in its name any and all agreements, amendments, assignments, consents, releases, waivers, instruments of conveyance, transfer and assignment and other documents or instruments and to do all such other acts which such attorney may deem necessary or appropriate (a) to vest in Xstelos all right, title and interest of Footstar in and to the Contributed Assets, or (b) in connection with such conveyance, sale, transfer, assignment and delivery: to demand and receive from time to time the Contributed Assets; to give receipts, releases and acquittances for or in respect of the same or any part thereof; to collect, for the account of Xstelos, all other items transferred to Xstelos as provided herein; and to endorse with the name of Footstar any checks received on account of any such items; and to defend and compromise any and all Contributed Assets, that Xstelos, its successors and assigns, shall deem desirable.

(c)             Footstar hereby covenants with Xstelos, its successors and assigns, that Footstar, its successors and assigns, will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, transfers, assignments and conveyances, powers of attorney and assurances for the better assuring, conveying and confirming unto Xstelos, its successors and assigns, all and singular, the Contributed Assets hereby assigned, transferred and conveyed which Xstelos, its successors and assigns, shall request.

(d)            Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or an agreement to transfer or assign any property, claim, contract, agreement, license, lease, commitment, sales order or purchase order, government approvals, permits, and other authorizations or any claim or right or benefit arising thereunder or resulting therefrom relating to the Contributed Assets (the “Rights”) if an attempted assignment of such Rights without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Xstelos or Footstar thereunder and such consent has not been obtained; provided, however, that upon the consent of such third party to the assignment of such Rights, the assignment to Xstelos by Footstar of any such Rights shall be deemed effective as of the Closing, without any further action by the parties hereto.

(e)             Pursuant to the terms of this Agreement, at the Closing, Xstelos shall issue, transfer, assign, convey and deliver to Footstar, 100 shares of Xstelos Common Stock, which shall constitute all of the issued and outstanding shares of Xstelos Common Stock and certificates representing such stock and, as a result, Xstelos shall be a wholly owned subsidiary of Footstar.

2.           Liabilities Being Assumed.

(a)             Pursuant to the terms and subject to the conditions of this Agreement, in consideration of the foregoing assignment and conveyances and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, at the Closing, simultaneously with the transfer, conveyance and assignment to Xstelos of the Contributed Assets and issuance of all of the issued and outstanding shares of Xstelos Common Stock to Footstar, Xstelos shall assume, and agrees to pay, perform or discharge when due all of the liabilities and obligations of Footstar, known or unknown, whether arising on, prior to, or following the date of this Agreement (the “Assumed Liabilities”).

(b)             Xstelos, for itself and its successors and assigns, covenants that, at any time and from time to time after the date hereof, it will do, execute and deliver all such further acts, instruments of assumption and acknowledgments or take such other action as Footstar may request in order to effectuate Xstelos’s assumption of the Assumed Liabilities.

3.           Closing.  The Closing shall take place at the offices of Olshan Grundman Frome & Rosenzweig LLP, 65 East 55th Street, New York, New York 10022 or such other location as the parties shall agree, as soon as practicable following the satisfaction of the conditions set forth in Section 4.

4.           Closing Conditions.  The obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the following conditions precedent:

2

(a)             Governmental Approvals, Etc.  All authorizations, consents, orders or approvals of, and declarations and filing with, and expirations or early terminations of waiting periods, if any, imposed by, any governmental authority necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred, as the case may be.

(b)             Legal Action.  No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any federal or state court and remain in effect.  Each party agrees to use its best efforts to have any such injunction or order lifted.

(c)             Legislation.  No law, statute, rule, regulation, judgment, order, writ, injunction or decree shall have been enacted which prohibits the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

(d)             Instruments of Transfer, Conveyance and Assignment.  Footstar and Xstelos shall have executed and delivered all documents necessary to effect the transactions contemplated hereby.

5.           Distribution of Xstelos Common Stock.

(a)             Promptly after the execution of this Agreement, Xstelos shall use its reasonable best efforts to effect the registration of the shares of Xstelos Common Stock which are the subject of the Distribution on a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), by preparing and filing with the Securities and Exchange Commission (the “SEC”) such Registration Statement and any exhibits, annexes, amendments or supplements to the Registration Statement as may be required.

(b)             Promptly after the Registration Statement has become effective under the Securities Act, and is not the subject of any stop order or proceedings seeking a stop order, Footstar shall effect the Distribution by causing  to be distributed to the holders of record on the Record Date of Footstar Common Stock all of the issued and outstanding shares of Xstelos Common Stock, on the basis of one share of Xstelos Common Stock for each one share of Footstar Common Stock held of record by such holders on the Record Date, as will be further described in the Registration Statement and the prospectus that will form a part thereof. The parties hereto agree to take all such actions as are necessary as to cause Footstar to hold such aggregate number of shares as are necessary for the Distribution, including, without limitation, increasing the authorized capital of Xstelos, and Xstelos effecting a stock split or dividend.

6.           Termination.  This Agreement shall terminate upon the written agreement of the parties hereto.

7.           Further Assurance.  Each of the parties hereto agrees, upon the request of the other party hereto, from time to time to execute and deliver to such other party all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder and to consummate the transactions provided for herein.

8.           Amendment, Modification and Waiver.  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.  The waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered as a waiver by such party of any other covenant, condition or promise.  The delay in pursuing any remedy or in insisting upon full performance for any breach or failure of any covenant, condition or promise shall not prevent a party from later pursuing any remedies or insisting upon full performance for the same or any similar breach or failure.

9.           Entire Agreement.  This Agreement and the other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings between the parties with respect thereto.

10.         Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

11.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws.

12.         Benefits of Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

13.         Plan of Reorganization. For U.S. federal income tax purposes, this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the rules and regulations promulgated thereunder.

14.         Descriptive Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Contribution and Assumption Agreement to be executed on its behalf as of the day and year first above written.

FOOTSTAR, INC.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	Chief Executive Officer

XSTELOS HOLDINGS, INC.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	Chief Executive Officer

4